Exhibit 99.1

Biostar Pharmaceuticals Announces Receipt of Additional Delisting Determination Letter from Nasdaq

XIANYANG, China, August 23, 2018  – Biostar Pharmaceuticals, Inc. (NASDAQ: BSPM) (the “Company”), a PRC-based manufacturer and marketer of pharmaceutical and health supplement products in China, announced today that on August 16, 2018, it received a notification letter from Nasdaq Listing Qualifications (“Nasdaq”) advising the Company that, since it had not filed its Quarterly Report on Form 10-Q for the second quarter ended June 30, 2018, this matter serves as an additional basis for delisting the Company’s securities from The Nasdaq Stock Market.

Previously, on April 19, 2018 and May 23, 2018, the Company received notification letters from Nasdaq advising the Company that, since it had not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, the Company was not in compliance with Nasdaq Listing Rules.

On July 19, 2018, the Company received a delisting determination letter from the Nasdaq advising the Company that following review of the Company’s plan of compliance, the Nasdaq staff determined to delist the Company’s common stock from the Nasdaq Capital Market.

On July 26, 2018, the Company requested a hearing before the Nasdaq Hearings Panel (the "Panel") to appeal the delisting determination from the Nasdaq staff. On August 10, 2018, the Company was granted an extended stay as to the suspension of the Company's common stock from trading by the Panel until the Company's scheduled hearing before the Panel on September 13, 2018 and issuance of a final Panel decision.

As a result of the latest Form 10-Q filing delinquency, the Panel will consider this matter in rendering a determination regarding the Company's continued listing on The Nasdaq Capital Market. Pursuant to Listing Rule 5810(d), the Company plans to present its views with respect to this additional deficiency at the hearing.

The Company is working assiduously to complete its delinquent filings with SEC and to regain compliance with the Rule as soon as possible.

About Biostar Pharmaceuticals, Inc.

Biostar Pharmaceuticals, Inc., through its wholly owned subsidiary and controlled affiliate in China, develops, manufactures, and markets pharmaceutical and health supplement products for a variety of diseases and conditions. For more information please visit: http://www.biostarpharmaceuticals.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about the Company’s receipt of Nasdaq’s deficiency letters and plan to regain compliance described herein.  Actual events or results may differ materially from the Company’s expectations.  Factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in its filings with the Securities and Exchange Commission.  These forward-looking statements represent the Company’s judgment as of the time of this release.  The Company disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Investor Relations Contact
Please send questions or comments to:
Biostar Pharmaceuticals, Inc.
Investor Relations Coordinator
+86-29-3368-6638
office@aoxing-group.com
http://www.biostarpharmaceuticals.com